EXHIBIT 3.1

PENNSYLVANIA DEPARTMENT OF STATE
CORPORATION BUREAU
Certificate of Organization
Domestic Limited Liability Company
(15 Pa.C.S. § 8913)

Document will be returned to the name and address you enter below.

Name
John Sensenig

Address
987 Valley View Rd.
City   State  Zip Code
New Holland            PA     17557

Fee: $125

In compliance with the requirements of 15 Pa.C.S. § 8913 (relating to certificate of organization), the undersigned desiring to organize a limited liability company, hereby certifies that:

1.	The name of the limited liability company (designator is required, i.e., “company”, limited” or “limited liability company” or abbreviation):

Community Pioneers, LLC

2.	The (a) address of the limited liability company’s initial registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is:

(a)	Number and Street	City	State	Zip	County
	987 Valley View Rd.	New Holland	Pennsylvania	17557-9792

(b)	Name of Commercial Registered Office Provider	County

3.	The name and address, including street and number, if any, of each organizer is (all organizers must sign on page 2):

Name	Address
John Sensenig	987 Valley View Rd. New Holland Pennsylvania 175579792

4.	Strike out if inapplicable term

A member’s interest in the company is to be evidence by a certificate of membership interest.

5.	Strike out if inapplicable

Management of the company is vested in a manager or managers.

6.	The specified effective date, if any is:

Month	Day	Year	hour, if any

7.	Strike out if inapplicable term: ~~The company is a restricted professional company organized to render the following restricted professional service(s):~~

8.	For additional provisions of the certificate, if any, attach an 8½ x 11 sheet.